Exhibit 99.1
Acumen Pharmaceuticals Reports Second Quarter 2023 Financial Results and Business Highlights

•Positive INTERCEPT-AD Phase 1 trial results announced in July 2023 demonstrate ACU193’s potential as a differentiated antibody for the treatment of early Alzheimer’s disease
•Cash, cash equivalents and marketable securities of $172.2 million as of June 30, 2023 bolstered by an additional $122 million in net proceeds in July following an upsized public follow-on offering; expected to be sufficient to support current clinical and operational activities into second half of 2026
•Initiation of a Phase 2 study expected in the first half of 2024, with potential to expand to a Phase 3 registration study based on interim analyses
•Company to host conference call and webcast today at 8:00 a.m. ET

Charlottesville, Va. and Carmel, In., Aug. 8, 2023 – Acumen Pharmaceuticals, Inc. (NASDAQ: ABOS) (“Acumen” or the “Company”), a clinical-stage biopharmaceutical company developing a novel therapeutic that targets toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD), today reported financial results for the second quarter of 2023 and provided a business update.
“Our positive Phase 1 results announced last month exceeded our expectations and established a fundamental turning point in the development of our asset, ACU193. We observed rapid reduction of amyloid plaque, demonstrated convincing, dose-related near-maximal target engagement of AβOs, a first for the field, and showed that ACU193 was well tolerated with low levels of ARIA-E. We believe that these data confirm robust proof of mechanism for ACU193. The data also set the stage for ACU193’s differentiation as a potentially safer antibody amenable to monthly dosing with a broad therapeutic index, and the prospect of best-in-class efficacy conferred by targeting the most toxic amyloid beta species in the brain: oligomers,” said Daniel O’Connell, President and Chief Executive Officer of Acumen. “We are well-capitalized and expect our runway to support current operational and clinical activities into the second half of 2026. We look forward to an anticipated interaction with the FDA in the fourth quarter to inform our next phase of development for ACU193, and plan to initiate our Phase 2 study in the first half of next year.”
Recent Highlights and Anticipated Milestones
•In July 2023, the Company presented positive topline results from Phase 1 INTERCEPT-AD trial at the Alzheimer’s Association International Conference in Amsterdam, Netherlands.

◦Topline results from INTERCEPT-AD trial met primary and secondary objectives, demonstrating compelling proof-of-mechanism for ACU193, the first clinical-stage antibody designed and developed to target toxic AβOs.

◦ACU193 demonstrated rapid, dose-related, statistically significant (p=0.01) amyloid plaque reduction in higher dose cohorts (25% reduction in 60 mg/kg Q4W cohort at day 63 and 20% reduction in 25 mg/kg Q2W cohort at day 70).
◦ACU193 approached maximal central target engagement of toxic AβOs beyond expected levels, indicating a broad therapeutic index and path to convenient monthly dosing.
◦ACU193 was well-tolerated in patients with early Alzheimer’s disease and resulted in no drug-related serious adverse events, with a low overall rate of ARIA-E of 10.4%, and a symptomatic ARIA-E rate of 2.1%.
•In July 2023, the Company raised net proceeds of approximately $122 million through an underwritten public follow-on offering of approximately 16.8 million ordinary shares.
•In the fourth quarter of 2023, the Company anticipates an interaction with the FDA to discuss future clinical development plans.
•In the first half of 2024, the Company expects to initiate a Phase 2 study as the next phase of development for ACU193, with potential to expand to a Phase 3 registration study based on interim analyses.
Second Quarter 2023 Financial Results
•Cash Balance. As of June 30, 2023, cash, cash equivalents and marketable securities totaled $172.2 million, compared to cash, cash equivalents and marketable securities of $183.8 million as of March 31, 2023. On July 21, 2023, the Company closed a net public offering of approximately $122 million. Altogether, this runway is expected to be sufficient to support current clinical and operational activities into the second half of 2026.
•Research and Development (R&D) Expenses. R&D expenses were $9.1 million for the three-month period ended June 30, 2023, compared to $7.3 million for the three-month period ended June 30, 2022. The increase in R&D expenses was primarily due to increased costs related to personnel, consulting and other costs related to the Phase 1 clinical trial.
•General and Administrative (G&A) Expenses. G&A expenses were $4.3 million for the three-month period ended June 30, 2023, compared to $3.1 million for the three-month period ended June 30, 2022. The increase in G&A expenses was primarily due to increased costs related to personnel and consulting.
•Loss from Operations. Losses from operations were $13.5 million for the three-month period ended June 30, 2023, compared to $10.4 million for the three-month period ended June 30, 2022. This increase was due to the increased R&D and G&A expenses over the prior year period.
•Net Loss. Net loss was $11.6 million for the three-month period ended June 30, 2023, compared to $10.2 million for the three-month period ended June 30, 2022.
Conference Call Details
Acumen will host a conference call and live audio webcast today, August 8, 2023, at 8:00 a.m. ET.

To participate in the live conference call, please register using this link. After registration, you will be informed of the dial-in numbers including PIN. Please register at least one day in advance.
The webcast audio will be available via this link.
An archived version of the webcast will be available for at least 30 days in the Investors section of the Company's website at www.acumenpharm.com.
About ACU193
ACU193 is a humanized monoclonal antibody (mAb) discovered and developed based on its selectivity for soluble AβOs, which Acumen believes are the most toxic and pathogenic form of Aβ, relative to Aβ monomers and amyloid plaques. Soluble AβOs have been observed to be potent neurotoxins that bind to neurons, inhibit synaptic function and induce neurodegeneration. By selectively targeting toxic soluble AβOs, ACU193 aims to directly address a growing body of evidence indicating that soluble AβOs are a primary underlying cause of the neurodegenerative process in Alzheimer’s disease. ACU193 has been granted Fast Track designation for the treatment of early Alzheimer’s disease by the U.S. Food and Drug Administration.
About INTERCEPT-AD
INTERCEPT-AD is a Phase 1, U.S.-based, multi-center, randomized, double-blind, placebo-controlled clinical trial evaluating the safety and tolerability, and establishing clinical proof of mechanism, of ACU193 in patients with early Alzheimer’s disease (AD). Sixty-five individuals with early AD (mild cognitive impairment or mild dementia due to AD) enrolled in this first-in-human study of ACU193. The INTERCEPT-AD study consists of single-ascending-dose (SAD) and multiple-ascending-dose (MAD) cohorts and is designed to evaluate the safety, tolerability, pharmacokinetics (PK), and target engagement of intravenous doses of ACU193. More information can be found on www.clinicaltrials.gov, NCT identifier NCT04931459.
About Acumen Pharmaceuticals, Inc.
Acumen, headquartered in Charlottesville, VA, with clinical operations based in Carmel, IN, is a clinical-stage biopharmaceutical company developing a novel therapeutic that targets toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD). Acumen’s scientific founders pioneered research on AβOs, which a growing body of evidence indicates are early and persistent triggers of Alzheimer’s disease pathology. Acumen is currently focused on advancing its investigational product candidate, ACU193, a humanized monoclonal antibody that selectively targets toxic soluble AβOs, following positive topline results in INTERCEPT-AD, a Phase 1 clinical trial involving early Alzheimer’s disease patients. For more information, visit www.acumenpharm.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statement describing Acumen’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “believes,” “expects,” “anticipates,” “could,” “should,” “would,” “seeks,” “aims,” “plans,” “potential,” “will,” “milestone” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements concerning Acumen’s business, Acumen’s ability to achieve its strategic and financial goals, including its projected use of cash, cash equivalents and marketable securities and the expected sufficiency of its cash resources into the second half of 2026, and the therapeutic potential of Acumen’s product candidate, ACU193, including against other antibodies, and the anticipated timeline for initiating a Phase 2 clinical trial of ACU193 and for further engagement with the FDA. These statements are based upon the current beliefs and expectations of Acumen management, and are subject to certain factors, risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing safe and effective human therapeutics. Such risks may be amplified by the impacts of geopolitical events and macroeconomic conditions, such as rising inflation and interest rates, supply disruptions and uncertainty of credit and financial markets. These and other risks concerning Acumen’s programs are described in additional detail in Acumen’s filings with the Securities and Exchange Commission (“SEC”), including in Acumen’s most recent Annual Report on Form 10-K, and in subsequent filings with the SEC. Copies of these and other documents are available from Acumen. Additional information will be made available in other filings that Acumen makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Acumen expressly disclaims any obligation to update or revise any forward-looking statement, except as otherwise required by law, whether, as a result of new information, future events or otherwise.
CONTACTS:

Investors:
Alex Braun
abraun@acumenpharm.com
Media:
AcumenPR@westwicke.com

Acumen Pharmaceuticals, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$77,248	$130,101
Marketable securities, short-term	67,633	47,504
Prepaid expenses and other current assets	4,657	2,724
Total current assets	149,538	180,329
Marketable securities, long-term	27,311	15,837
Property and equipment, net	136	165
Deferred offering costs	183	—
Right-of-use asset	29	105
Other assets	208	151
Total assets	$177,405	$196,587
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,026	$1,640
Accrued clinical trial expenses	4,102	2,717
Accrued expenses and other current liabilities	2,374	3,350
Operating lease liability	29	105
Total current liabilities	8,531	7,812
Total liabilities	8,531	7,812
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized and no shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized and 41,025,062 shares issued and outstanding as of June 30, 2023 and December 31, 2022	4	4
Additional paid-in capital	362,860	359,949
Accumulated deficit	(193,344)	(170,427)
Accumulated other comprehensive loss	(646)	(751)
Total stockholders’ equity	168,874	188,775
Total liabilities and stockholders’ equity	$177,405	$196,587

Acumen Pharmaceuticals, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses
Research and development	$9,133	$7,321	$17,846	$13,306
General and administrative	4,345	3,090	8,767	6,312
Total operating expenses	13,478	10,411	26,613	19,618
Loss from operations	(13,478)	(10,411)	(26,613)	(19,618)
Other income (expense)
Interest income, net	1,884	260	3,716	337
Other income (expense), net	(16)	—	(20)	1
Total other income	1,868	260	3,696	338
Net loss	(11,610)	(10,151)	(22,917)	(19,280)
Other comprehensive gain (loss)
Unrealized gain (loss) on marketable securities	(122)	(151)	105	(734)
Comprehensive loss	$(11,732)	$(10,302)	$(22,812)	$(20,014)
Net loss per common share, basic and diluted	$(0.28)	$(0.25)	$(0.56)	$(0.48)
Weighted-average shares outstanding, basic and diluted	41,025,062	40,497,087	41,025,062	40,485,244

Acumen Pharmaceuticals, Inc.
Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(22,917)	$(19,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	29	10
Stock-based compensation expense	2,911	1,333
Amortization of premiums and accretion of discounts on marketable securities, net	(634)	384
Amortization of right-of-use asset	76	66
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,933)	3,282
Other assets	(57)	(92)
Accounts payable	384	580
Accrued clinical trial expenses	1,385	448
Operating lease liability	(76)	(66)
Accrued expenses and other current liabilities	(1,013)	(1,432)
Net cash used in operating activities	(21,845)	(14,767)
Cash flows from investing activities
Purchases of marketable securities	(52,131)	(12,129)
Proceeds from maturities and sales of marketable securities	21,268	15,860
Purchases of property and equipment	—	(45)
Net cash provided by (used in) investing activities	(30,863)	3,686
Cash flows from financing activities
Payments for deferred offering costs	(145)	(31)
Proceeds from exercise of stock options	—	17
Net cash used in financing activities	(145)	(14)
Net change in cash and cash equivalents	(52,853)	(11,095)
Cash and cash equivalents at the beginning of the period	130,101	122,162
Cash and cash equivalents at the end of the period	$77,248	$111,067